EXHIBIT 21.1
SUBSIDIARIES OF THE REGISTRANT
The subsidiaries of PetroHunter Energy Corporation are as follows:
•	PetroHunter Operating Company, a Maryland corporation, which does not do business under any other name;

•	PetroHunter Heavy Oil Ltd., a Nevada corporation, which does not do business under any other name;

•	Australia PetroHunter Ltd., a British Columbia corporation, which does not do business under any other name; and

•	Sweetpea Corporation Pty Ltd, an Australian corporation, which does not do business under any other name.